Exhibit 107

Calculation of Filing Fee Table

Form S-1

Maze Therapeutics, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(a)	1,092,500	$16.00	$17,480,000	$0.00015310	$2,677

	Total Offering Amounts					$17,480,000	—	$2,677

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$2,677

(1)

Represents 1,092,500 additional shares of common stock being registered, including 142,500 additional shares to cover the underwriters’ option to purchase additional shares in full. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-284164).

(2)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the initial public offering price. The Registrant previously registered 8,970,000 shares of its common stock with an aggregate offering price not to exceed $17.00 on a Registration Statement on Form S-1, as amended (File No. 333-284164), which was declared effective by the Securities and Exchange Commission on January 30, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $16.00 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.